SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 17, 2015

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On June 17, 2015, Nortech Systems Incorporated (the “Company”) entered into an Asset Purchase Agreement with Devicix, LLC and Mr. Peter DeLange (the “Asset Purchase Agreement”).  The Asset Purchase Agreement contemplates the Company’s acquisition of substantially all the assets of Devicix.  In exchange, the Asset Purchase Agreement contemplates the Company’s payment to Devicix of $5.3 million, of which $3.0 million (subject to adjustment as specified in the Asset Purchase Agreement) will be paid in cash at closing, and the remaining $2.3 million will be paid through the Company’s delivery of four-year promissory notes.  The Asset Purchase Agreement also provides that Devicix may receive additional contingent consideration of up to $2.5 million based on certain revenue-based criteria for the acquired business over the four-year period immediately following the completion of the acquisition.

The completion of the acquisition is contingent upon customary closing conditions.  The Asset Purchase Agreement contains customary representations, warranties and covenants, including indemnity covenants and covenants in which Devicix has agreed to continue to conduct its business in the ordinary course, and to provide the Company with reasonable access to information, pending the completion of the acquisition.  Presently, the parties expect that the acquisition will be completed on July 1, 2015.

Item 8.01              Other Events.

On June 17, 2015, the Company issued a press release relating to the execution and delivery of the Asset Purchase Agreement.  A copy of this press release is included as Exhibit 99.1 to this report.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Item	Description
99.1	Press release dated June 17, 2015 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2015

NORTECH SYSTEMS INCORPORATED

	By:	/s/ Richard G. Wasielewski
RICHARD G. WASIELEWSKI
Chief Executive Officer

Exhibit Index

Item	Description
99.1	Press release dated June 17, 2015.